Exhibit 1.4

Vale Overseas Limited
(the “Company”)

Written Resolutions of the Sole Shareholder of the Company dated July 23, 2003 made in accordance with the Articles of Association of the Company

The undersigned, being the sole Shareholder of the Company, does hereby RESOLVE AS A SPECIAL RESOLUTION that provision 3 of the Memorandum of Association, shall be changed to read, as follows:

“3.	The objects for which the Company is established are restricted to:

(i)	the issue and sale of its US$300,000,000 principal amount of Enhanced Guaranteed Notes due 2007 (the “First Notes”) and the issue of 1,000 Ordinary Shares of US$1.00 par value each in the Company to Companhia Vale de Rio Doce (“CVRD”);

(ii)	the issue and sale of its US$300,000,000 principal amount of Guaranteed Notes due 2013 (the “Second Notes”); and

(iii)	the entering into and performance of its obligations under, and the undertaking of all actions permitted or contemplated under:

(a)	the Purchase Agreement (the “First Purchase Agreement”) to be made by and among the Company, CVRD and J.P. Morgan Securities Inc., for itself and as Representative on behalf of the Initial Purchasers specified therein (the “First Initial Purchasers”);

(b)	the Purchase Agreement (the “Second Purchase Agreement”) to be made by and among the Company, CVRD and Deutsche Bank Securities Inc. together with Morgan Stanley & Co. Incorporated, as Representatives of the several Initial Purchasers specified therein (the “Second Initial Purchasers”);

(c)	the Indenture to be made between the Company and JPMorgan Chase Bank, as Trustee;

(d)	the Supplemental Indenture to be made between the Company and JPMorgan Chase Bank, as Trustee;

(e)	the Second Supplemental Indenture to be made between the Company, CVRD and JPMorgan Chase Bank, as Trustee;

(f)	the Registration Rights Agreement (the “First Registration Rights Agreement”) to be made between the Company, CVRD and the First Initial Purchasers specified therein;

(g)	the Registration Rights Agreement (the “Second Registration Rights Agreement”) to be made between the Company, CVRD and the Second Initial Purchasers specified therein;

(h)	the Account Control Agreement to be made between the Company as Pledgor, and JPMorgan Chase Bank as Secured Party, Bank and Securities Intermediary;

(i)	the preparation and publication of an offering memorandum in respect of the listing of the First Notes on the Luxembourg Stock Exchange;

(j)	the preparation and publication of an offering memorandum in respect of the Second Notes;

(k)	the issue of and delivery of the Exchange Securities (as defined in, and pursuant to, the First Registration Rights Agreement and the Second Registration Rights Agreement respectively);

(l)	the issue of further notes (the “First New Notes”) having identical terms and conditions as the First Notes referred to above;

(m)	the issue of further notes having identical terms and conditions as the Second Notes referred to above; and

(n)	the taking of all actions and the execution, performance and delivery of all documents necessary, incidental or ancillary to any of the aforementioned objects, including, without limitation, the procurement of letters of credit to support any of the obligations under the First Notes or the First New Notes).”

Signed
For and on behalf of Companhia Vale do Rio Doce:

/s/ Fabio de Oliveira Barbosa	/s/ Gabriel Stoliar